Exhibit 23.2      Consent of Independent Auditors

                     (Letterhead of Armando C. Ibarra, CPA)

         We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of California Clean Air, Inc. of our report dated March 31, 2004, June 22, 2004 (restated) and July 14, 2004 (restated- see
Note 9) and October 22, 2004 on our audits of the consolidated balance sheets of California Clean Air, Inc. as of December 31, 2003 (restated) and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years then ended.


                                         /s/ ARMANDO C. IBARRA, CPA

January 20, 2005
Chula Vista, CA 91910










































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